UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported: December 28, 2011)

PDI, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	0-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Morris Corporate Center 1, Building A
300 Interpace Parkway,
Parsippany, NJ 07054
(Address of principal executive offices and zip Code)

(862) 207-7800
Registrant's telephone number, including area code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Effective December 30, 2011, PDI, Inc. (the “Company” or “PDI”) entered into an agreement to sell certain of the assets of its Pharmakon, LLC (“Pharmakon”) business unit to Informed Medical Communications, Inc. (“Informed”) in exchange for potential future royalty payments and an ownership interest in Informed.

Pharmakon, with revenues of approximately $6 million in 2011, is engaged in the creation, design and implementation of peer to peer interactive programs targeted at healthcare professionals. Informed is a leading provider of medical communications services, which includes highly interactive peer to peer meetings, sales and leadership training and Key Opinion Leader skills development for the domestic and global biopharmaceutical/medical device industries.

PDI is a commercialization company whose strategy is to focus on providing integrated, multi-channel, insight-driven outsourced promotional services targeted to healthcare providers. The Company is a leading provider of outsourced sales teams that target healthcare providers, offering a range of complementary sales support services designed to achieve our customers' strategic and financial product objectives. In addition to outsourced sales teams, the Company also provides other promotional services, including clinical educator services, digital communications, teledetailing and full-service product commercialization solutions.  Through Informed, the Company believes that as a result of this transaction it will be able to offer stronger peer to peer services, and a broader commercial offering, including sales and leadership training.

The assets transferred under the agreement are all corporate names, trademarks, etc., contracts and agreements and supporting data and records related to the Pharmakon business. In exchange, the Company will receive:

1.
Up to 5% of Informed’s issued and outstanding shares of common stock.  The exact percentage will be based on the level of revenue achieved in 2012 under the contracts and opportunities transferred under the agreement. Initially, the Company will receive 1% of Informed’s issued and outstanding shares of common stock.

2.	An annual royalty on gross profit achieved over the period 2012-2017 from the clients, contracts and opportunities relating to the Pharmakon business transferred to Informed under the agreement.

As a part of the transaction, the Company loaned $250,000 to Informed to be used for working capital purposes.  The loan is evidenced by a promissory note payable over four years.

Item 2.05 Costs Associated With Exit or Disposal Activities.

The Company estimates that the costs associated with the exit from the Pharmakon business discussed under Item 2.01 above will be approximately $1.7 million.  Included in these costs are: severance costs of approximately $1.1 million; lease termination costs of approximately $0.4 million; and approximately $0.2 million in additional costs associated with the exit activities.  Substantially all exit costs are expected to be incurred as cash expenditures.  In addition to the exit costs disclosed above, the Company will incur a non-cash charge of approximately $6.9 million related to the write-down of goodwill and other intangible assets. Somewhat offsetting these costs will be the final valuation of the future royalties to be received and the Informed common stock, currently estimated at $0.5 to $1.5 million. The operations and related exit costs of Pharmakon will be shown as discontinued operations in the fourth quarter of 2011 and all previously reported periods.

Item 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.

In connection with the Company’s sale of the Pharmakon business discussed under Item 2.01 above, effective February 3, 2012, Richard P. Micali, General Manager of Pharmakon, LLC and Senior Vice President of PDI New Markets and Services Strategy, will be leaving the Company.

Pursuant to the terms of Mr. Micali’s existing employment separation agreement with the Company, the Company will make a payment of approximately $0.4 million to Mr. Micali in the first quarter of 2012 in connection with his departure from the Company. The aforementioned payment of $0.4 million is included in the $1.1 million of severance costs in Item 2.05 above.

Forward Looking Statements

Certain statements contained in this current report on Form 8-K that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, severance, lease and related costs and the valuation of future royalties and Informed common stock being different from estimated amounts. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and its quarterly reports on Form 10-Q.

Item 9.01 Financial Statements and Exhibits.

(d)              Exhibits

Exhibit No.            Description

10.1
Asset Purchase Agreement dated December 30, 2011 by and among Pharmakon, LLC, PDI, Inc. and Informed Medical Communications, Inc.  Upon the request of the Securities and Exchange Commission, PDI, Inc. agrees to furnish copies of each of the following schedules and exhibits: Schedule 1(a)(i) – Contracts, Agreements, Proposals, Identified Opportunities; Schedule 1(a)(ii) – Client and Customer List; Schedule 1(a)(iii) – Intellectual Property Assets; Schedule 1.1(b) – Account Receivables; Schedule 2(b) – Programs Qualifying for Buyer Royalty Payments; Schedule 9(g) – Consents; Schedule 15 – Employees; Schedule 17(f) – Name Change Entities; Exhibit A – Form of Promissory Note; Exhibit B – Form of Bill of Sale; Exhibit C – Form of Assignment and Assumption Agreement.

   * * * * * * *

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDI, INC.

By: /s/ Jeffrey Smith
Jeffrey Smith
Chief Financial Officer

 Date: December 30, 2011